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                                                                    Exhibit 99.1

                                                 [LOGO] FERRO
                                                        FERRO CORPORATION
                                                        1000 Lakeside Avenue
                                                        Cleveland, OH
                                                        44114-1147 USA
                                                        Phone: 216/641-8580

NEWS RELEASE
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FOR IMMEDIATE RELEASE



             FERRO CORPORATION DIVESTS PETROLEUM ADDITIVES BUSINESS, COMPLETES SALE OF SPECIALTY CERAMICS AND PROVIDES SECOND QUARTER GUIDANCE


CLEVELAND, Ohio - July 09, 2003 - Ferro Corporation (NYSE:FOE) announced today that it has sold its Petroleum Additives business to Dover Chemicals, a subsidiary of ICC Chemicals, Incorporated. The business produces and sells fuel additives and metal working lubricants from a single operating facility in Hammond, Indiana. Sales for the divested business were approximately $32 million in 2002.

The Company also stated that it completed the previously announced sale of its Specialty Ceramics business to the investment group CerCo LLC. The sale includes two manufacturing operations in Ohio and one manufacturing plant in Spain. The Specialty Ceramics business manufactures and sells ceramic grinding media, kiln furniture, wear tile and structural ceramics to market segments ranging from tableware and pottery to power generation and transmission. Sales in 2002 were approximately $40 million.

Both divestitures follow an announcement Ferro made in late 2002 regarding its intention to divest several small non-core businesses. The two businesses make up what the Company has reported as discontinued operations since the third quarter 2002. Net proceeds will be used to reduce debt levels.



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Ferro divests Petroleum Additives business


"The recent sale of non-core assets follows a period of significant investment in acquisitions," commented Hector R. Ortino, Ferro chairman and chief executive officer. "The actions we have taken represent our continued efforts to reposition and improve the growth profile of Ferro's portfolio in accordance with our Leadership Agenda strategy. Our strategic focus is to build businesses that can attain critical mass, have global scope and that either have or can develop sustainable competitive advantages."

SECOND QUARTER 2003 FORECAST

The Company also announced that sales in the second quarter are expected to be flat compared with the second quarter 2002. Increased prices and favorable currency exchange rates were offset by an overall decrease in volume. Sluggish market conditions persisted in Europe and continued to impact many of the key end markets served. In the United States, product demand for housing, commercial construction and appliances did not experience their typical seasonal increase in the second quarter 2003. Demand remained strong in the Asia Pacific region.

Compared to the same quarter last year, sales for the Coatings segment are expected to be higher due to stronger demand in electronics and the container glass market. Sales for the Performance Chemicals segment are expected to be lower as volumes decreased significantly for Specialty Plastics and Polymer Additives.

Fully diluted earnings per share from continuing operations are expected to be between $0.11 and $0.13. The current quarter includes an after tax charge of $0.8 million, or $0.02 per share, related to retiring a $25 million off-balance sheet operating lease agreement for certain land, building and machinery.


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Ferro divests Petroleum Additives business


Ortino commented, "After experiencing a rebound in demand in the first quarter 2003, the second quarter did not show the sequential improvement that we anticipated. Lower sales volumes due to soft market conditions in Europe and North America, combined with higher raw material and energy costs, are impacting our ability to increase earnings. Despite these challenging conditions, we continued to make progress lowering our debt levels, helped in part by the divestiture proceeds. Until there are clear signs an economic recovery is underway, we will be aggressive in our management of working capital, discretionary spending and debt. We remain convinced that the strategic and operational initiatives undertaken the past eighteen to twenty-four months position us for significant revenue and earnings growth going forward."

ABOUT FERRO CORPORATION

Ferro Corporation is a major international producer of performance materials for industry, including coatings and performance chemicals. The Company has operations in 20 countries and recorded sales of $1.5 billion in 2002. For more information on Ferro, visit the Company's Web site at http://www.ferro.com/ or contact John Atkinson, 216-875-7155.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This press release contains statements about future events and expectations that may constitute "forward-looking statements" within the meaning of the federal securities laws. Actual results may be materially different. These forward-looking statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company's operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For a full explanation of the risks associated with forward-looking statements, please refer to the Company's SEC filings.

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